[JOURNAL REGISTER COMPANY LOGO]



NEWS RELEASE
--------------------------------------------------------------------------------
                                                                  April 16, 2003

JOURNAL REGISTER COMPANY REPORTS FIRST QUARTER RESULTS
REPORTS 7.9 PERCENT INCREASE IN EARNINGS PER DILUTED SHARE

TRENTON, NJ - Journal Register Company (NYSE: JRC) today reported net income for the quarter ended March 30, 2003 of $9.8 million, or $0.24 per diluted share, an increase of 7.9 percent as compared to $9.2 million, or $0.22 per diluted share, for the quarter ended March 31, 2002.

For comparison purposes, where noted, the Company's operating results are presented on a same-store basis, which excludes the results of the Company's 2002 acquisitions from the current and prior year periods.

Chairman, President and Chief Executive Officer Robert M. Jelenic, commenting on the Company's results said, "We are pleased to report a solid increase in earnings per share for the quarter, a significant accomplishment in light of the harsh winter weather in all of our clusters and the current geopolitical events. Our performance in a difficult environment further validates the strength of our local franchises and the effectiveness of our clustering strategy."

Total revenues for the first quarter of 2003 were even with the prior year quarter at $96.6 million. On a same-store basis, total revenues for the first quarter of 2003 were down 1.5 percent.

Advertising revenues increased 1.2 percent from $68.9 million in the first quarter of 2002 to $69.8 million for the first quarter of this year. On a same-store basis, advertising revenues for the first quarter of 2003 were down
0.4 percent as compared to the prior year quarter.

On a same-store basis, retail advertising revenues for the quarter were basically even with the prior year quarter with four of the Company's six clusters generating positive year-over-year retail revenue results, on a same store basis, led by the Company's Mid-Hudson cluster, which was up 7.3 percent for the quarter. The Company's Greater Philadelphia, Central New England and Greater Cleveland clusters also reported year-over-year gains in retail revenues for the quarter.

Classified advertising revenues, on a same-store basis, were down 1.8 percent as compared to the prior year quarter, impacted by continued softness in the employment category and soft automotive


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For more information:

        Journal Register Company                 Jean B. Clifton
        State Street Square                      Executive Vice President and
        50 West State Street                     Chief Financial Officer
        Trenton, NJ 08608-1298                   Tel: (609) 396-2200
        Fax: (609) 396-2292


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JOURNAL REGISTER COMPANY REPORTS FIRST QUARTER RESULTS
REPORTS 7.9 PERCENT INCREASE IN EARNINGS PER DILUTED SHARE
Page Two

advertising revenues, which more than offset the year-over-year gain in classified real estate advertising revenues.

Classified real estate advertising revenues continued very strong in the first quarter, increasing 12.9 percent on a same-store basis, as compared to the prior year quarter. Real estate revenues increased in each of the Company's six clusters, led by Central New England, up 16.7 percent; Connecticut, up 16.4 percent; Greater Philadelphia, up 14.0 percent; and Mid-Hudson New York, up 12.1 percent.

The classified automotive advertising revenue category was the category most impacted by the difficult winter weather and the war in Iraq, and was down 4.0 percent for the quarter, on a same-store basis, as compared to the prior year quarter. Despite the weather and the war, the Company's Central New England and New York Capital clusters posted year-over-year growth in automotive advertising revenues for the quarter of 4.6 percent and 1.7 percent, respectively.

Classified employment advertising revenues, on a same-store basis, were down
10.8 percent as compared to the prior year quarter. However, the Company's Greater Cleveland cluster reported a 2.0 percent increase in classified employment advertising revenues for the quarter.

National advertising revenues were very strong for the quarter driven by growth in the telecommunications category. National advertising revenues increased 7.7 percent on a same-store basis, the best year-over-year performance since the fourth quarter of 2001.

Several Journal Register Company newspapers reported strong advertising revenue performances for the first quarter of 2003.

The Company's best individual performances for total advertising revenues as compared to the prior year quarter were reported by The Times Herald in Norristown, Pennsylvania, up 14.8 percent; Main Line Life, based in Ardmore, Pennsylvania, up 10.7 percent; the Daily Freeman in Kingston, New York, up 6.7 percent; Chesapeake Publications, the Company's weekly group based in Quarryville, Pennsylvania, up 6.0 percent; the Daily Local News in West Chester, Pennsylvania, up 4.4 percent; The Times in Pawtucket, Rhode Island, up 4.2 percent; The Morning Journal in Lorain, Ohio, up 4.2 percent; Connecticut Magazine in Trumbull, Connecticut, up 4.0 percent; The Herald News in Fall River, Massachusetts, up 3.7 percent; and The Saratogian in Saratoga Springs, New York, up 3.3 percent.

Circulation revenues, which were impacted by the weather, were $22.7 million for the first quarter of 2003, as compared to $22.8 million in the first quarter of 2002, a decrease of 0.5 percent. On a same-store basis, circulation revenues were down 0.8 percent. The Company continues to expect circulation revenues to increase for the full year 2003 as compared to 2002.

The Company's Web sites remained solidly profitable on revenues of $1.0 million for the quarter, an increase of 18.1 percent as compared to the prior year quarter. The Company generated 28.8

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JOURNAL REGISTER COMPANY REPORTS FIRST QUARTER RESULTS
REPORTS 7.9 PERCENT INCREASE IN EARNINGS PER DILUTED SHARE
Page Three

million page views for the first quarter of 2003, a year-over-year increase of approximately 27 percent.

Jean B. Clifton, Executive Vice President and Chief Financial Officer, said, "In response to the softness in the economy, we have redoubled our efforts to reduce expenses. As a result, despite the substantial increases in employee benefit costs, primarily pension and medical, and general insurance costs, which we have previously discussed, our non-newsprint cash operating expenses for the first quarter of 2003 were only up 0.6 percent, on a same-store basis, as compared to the prior year quarter."

Newsprint expense for the Company's newspapers decreased approximately two percent, on a same-store basis, as compared to the prior year quarter. The Company's unit cost of newsprint decreased approximately 0.5 percent for the first quarter, and consumption, on a same-store basis, was down approximately
1.6 percent, both as compared to the prior year quarter.

Clifton continued, "The operating efficiencies resulting from our clustering strategy and our continued cost containment efforts contributed to our ability to generate substantial free cash flow, which was $13.1 million, or $0.31 per diluted share, for the first quarter. Lower interest expense contributed positively to our free cash flow and to our increase in earnings in the first quarter, and we expect lower interest expense to continue to positively impact our second quarter and full year 2003 results."

The Company's capital expenditures for the quarter were $2.2 million and the Company continues to expect total capital expenditures of approximately $15 million for the full year 2003.

The Company's provision for income taxes for the quarter ended March 30, 2003 reflects a Federal Empowerment Zone tax credit of approximately $150,000 that related to 2002. Excluding this reduction, the Company continues to expect its effective tax rate for 2003 to be approximately 37.5 percent.

The Company's net debt as of March 30, 2003 was approximately $469 million, down from $483 million as of December 29, 2002, reflecting the utilization of the Company's free cash flow for debt reduction.

As of April 15, 2003, the Company had 41.1 million shares of common stock outstanding. The Company has repurchased approximately 520,000 shares to date in 2003.

Looking at the remainder of 2003, Jelenic said, "Based on our current projections, which reflect our expectation of improvement in the economy and growth in advertising revenues, we presently expect to report earnings within the current ranges of analysts' estimates for the second quarter and full year 2003, which are $0.32 to $0.35 per diluted share and $1.14 to $1.21 per diluted share,


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JOURNAL REGISTER COMPANY REPORTS FIRST QUARTER RESULTS
REPORTS 7.9 PERCENT INCREASE IN EARNINGS PER DILUTED SHARE
Page Four

respectively. Our current projections are also based on our expectation of a continued low interest rate environment."

In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and on a non-GAAP basis. All EBITDA and Free Cash Flow figures in this release are non-GAAP financial measures. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate, and compare from period to period, the Company's results from operations in a more meaningful and consistent manner.

The Company's first quarter 2003 earnings release conference call is scheduled for this morning at 10:00 a.m. (EDT) and will be accessible to the general public and the media via live Internet webcast and a limited number of listen-only, dial-in conference lines. The live webcast will be accessible through Journal Register Company's Web site, www.journalregister.com, and CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors at www.streetevents.com. The webcast will continue to be available at www.journalregister.com for a period of seven days following the call. To access today's conference call, dial (877) 645-6115 at least 10 minutes prior to 10:00 a.m. (EDT). International callers should dial (706) 679-5367.

Journal Register Company is a leading U.S. newspaper publishing company that owns 23 daily newspapers, including the New Haven Register, Connecticut's second largest daily and Sunday newspaper, and 234 non-daily publications. Journal Register Company currently operates 147 individual Web sites that are affiliated with the Company's daily newspapers and non-daily publications, which can be accessed at www.journalregister.com. The Company's operations are strategically clustered in six geographic areas: Greater Philadelphia, Connecticut, Greater Cleveland, Central New England, and the Capital-Saratoga and Mid-Hudson regions of New York. The Company has an investment in PowerOne Media, Inc., a leading provider of online solutions for newspapers, hosting the largest online newspaper network in the U.S.

This news release contains forward-looking statements that involve a number of risks and uncertainties, which could cause actual results to differ materially. These include, but are not limited to, the success of the Company's acquisition strategy, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, competitive pressures, general or regional economic conditions and advertising trends, the unavailability of or a material increase in the price of newsprint and material increases in interest rates, among other things. Additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

                                       ###
Financial Summary follows.


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                            JOURNAL REGISTER COMPANY
                        CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)



                                                           THIRTEEN WEEKS ENDED
                                                           --------------------
                                                           3/30/03      3/31/02
                                                           -------      -------
Revenues:
  Advertising........................................      $69,757      $68,937
  Circulation........................................       22,717       22,838
                                                           -------      -------
Newspaper revenues...................................       92,474       91,775

Commercial printing and other.........................       4,158        4,858
                                                           -------      -------

Total revenues........................................      96,632       96,633

Operating expenses:

   Salaries and employee benefits.....................      38,850       37,135
   Newsprint, ink and printing charges................       7,009        7,566
   Selling, general and administrative................      13,402       13,255
   Depreciation and amortization......................       3,850        3,733
   Other..............................................      14,173       13,826
                                                           -------      -------
Total operating expenses...............................     77,284       75,515

Operating income.......................................     19,348       21,118

Net interest expense and other.........................     (3,959)      (6,413)
                                                           -------      -------

Income before provision for income taxes ..............     15,389       14,705

Provision for income taxes.............................      5,586        5,473
                                                           -------      -------

Net income.............................................     $9,803      $ 9,232
                                                           =======      =======

Net income per common share

   Basic................................................     $0.24        $0.22
   Diluted..............................................     $0.24        $0.22

Weighted-average shares outstanding:

   Basic................................................    41,437       41,525
   Diluted..............................................    41,664       42,333




Other Data:
   Operating Income.....................................   $19,348      $21,118
     Add: Depreciation and Amortization.................     3,850        3,733
                                                           -------      -------
   EBITDA...............................................   $23,198       24,851
   EBITDA margin........................................       24%          26%
     Less: Capital Expenditures.........................    (2,194)      (1,391)
     Less: Interest Expense.............................    (3,936)      (6,304)
     Less: Cash Taxes ..................................    (4,001)      (3,611)
                                                           -------      -------
Free Cash Flow..........................................   $13,067      $13,545
   Free Cash Flow per Diluted Share.....................     $0.31        $0.32